EXHIBIT 10.5
ADOBE SYSTEMS INCORPORATED
FISCAL YEAR 2013 EXECUTIVE ANNUAL INCENTIVE PLAN

PURPOSE AND ELIGIBILITY

Purpose
As part of its total compensation program, Adobe Systems Incorporated (“Adobe” or the “Company”) has designed an annual cash-based incentive plan for its 2013 fiscal year for certain executive officers. This Fiscal Year 2013 Executive Annual Incentive Plan (“AIP”) is designed to drive revenue growth, encourage accountability, drive execution of long-term strategy and annual operating plan objectives, and recognize and reward executives upon the achievement of our objectives. This AIP operates under, and is subject to the terms of, the Adobe Systems Incorporated Executive Cash Performance Bonus Plan (the “Master Bonus Plan”) that was approved by Adobe’s Executive Compensation Committee (the “Committee”) in January 2011 and by Adobe’s stockholders in April 2011. Capitalized terms not defined herein have the meanings set forth in the Master Bonus Plan.

Eligibility
Executive officers of the Company specifically designated by the Committee who are employed (full time or part time) during Adobe’s 2013 fiscal year (the “Performance Period”), who are at least Senior Vice President level, and who are regular employees of Adobe at the end of the Performance Period, are eligible participants in the AIP (the “Participants”). Participation in the AIP is at the discretion of the Committee, in consultation with Company management.
Employment Status
If an executive officer is hired after the beginning of the Performance Period and the Committee determines that such executive officer should be eligible to earn compensation under the AIP, the Participant’s Target Award (as defined herein) will be prorated based on the actual earned salary during the Performance Period – that is, the Target Award will be calculated by reference to actual salary earned during the Performance Period. Unless the Committee explicitly determines otherwise in a manner that complies with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) (in which case such determination shall govern), if the Participant’s salary and/or AIP annual bonus target percent changes during the Performance Period, the Participant’s Target Award will be prorated based on those adjusted figures as follows: the Target Award will be based on the number of business days in the Performance Period with the former AIP annual bonus target percent/earned salary and the number of business days in the Performance Period with the new AIP annual bonus target percent/earned salary. If a Participant’s employment terminates before the date the Actual Award is paid, the Participant will not be eligible for a bonus payment, or any portion of a bonus payment, except as provided in an applicable severance plan or in an individual retention agreement with the Participant. If a Participant is on a leave of absence for the entire Performance Period, the Participant is not eligible for an AIP bonus. If a Participant is on a leave of absence for a portion of the Performance Period, the Participant will be eligible for a bonus under the AIP based on actual salary earned during the Performance Period (exclusive of any salary replacement benefits paid during the leave via insurance); that is, the Target Award will be calculated by reference to the actual salary earned during the Performance Period.

Employees Covered by Internal Revenue Code Section 162(m)
Notwithstanding the foregoing eligibility provisions, to the extent it determines to be necessary or desirable to achieve full deductibility of bonus compensation awarded under the AIP, the Committee, in its sole discretion, (i) may exclude from participation under the AIP those individuals who are or who may likely be “covered employees” under Section 162(m) whose employment in an eligible position commenced after the Committee established the Threshold Goal (described below), which generally will be a date not later than the 90th day of the Performance Period and (ii) may take other actions as necessary to ensure deductibility of the compensation paid under the AIP.
HOW THE AIP WORKS
Part 1: Determination of Target Awards

The Committee designates an annual bonus target percent for each Participant. Each Participant’s Actual Award (as defined below) is calculated, in part (as further described below), by reference to his or her “Target Award.” The Target Award equals the product of the annual bonus target percent and the actual base salary earned by the Participant in the Performance Period. For example, a Senior Vice President whose annual bonus target percent is 70% and whose actual earned annual base salary is $400,000 would have his Actual Award calculated by reference to a Target Award of $280,000 ($400,000 x 70%). The Target Award is the amount that would be credited under the AIP upon achievement at the 100% level of both the Corporate Result and the Individual Goals (provided the Threshold Goal is attained).
No Participant may earn a bonus in respect of the Performance Period in excess of the lesser of: (i) 200% of his or her Target Award and (ii) $5 million (the “Maximum Award”).

Part 2: Achievement of Threshold Goal

If the Company achieves the Threshold Goal, the AIP will be funded at 200% of the Target Award for all Participants, and Participants will be credited with their Maximum Award, provided that the Maximum Award may be adjusted downward to the Actual Award as set forth below. If the Company does not achieve the Threshold Goal, the AIP will not be funded and Participants will earn no bonus under the AIP. The Company is under no obligation to pay out the entire funded amount to Participants.

The “Threshold Goal” is based on the Company’s annual revenue for the Performance Period, determined in accordance with Generally Accepted Accounting Principles (“Revenue”). During the Performance Period, the Company must achieve at least 85% of the Revenue amount set forth in the annual operating plan for fiscal year 2013 approved by Adobe’s Board of Directors at the beginning of the fiscal year (the “Operating Plan”), disregarding the effects of any material acquisitions not incorporated into the Operating Plan,.

Part 3: Determination of Actual Awards

Upon the funding of the AIP and crediting of the Maximum Award, the Committee will determine the actual award earned by that Participant (the “Actual Award”) by reducing the Maximum Award based on (i) achievement of certain Company objectives, as reflected by the calculation of the Corporate Result (defined below), and (ii) achievement of individual performance objectives selected for each Participant (the “Individual Goals”), as described below. Specifically, each Participant’s Actual Award under the AIP may be reduced from the Maximum Award based generally on a formula whereby achievement of the Corporate Result is weighted at 75% of the Target Award and achievement of the Individual Goals is weighted at 25% of the Target Award.

Step 1: Calculate Corporate Result

The Corporate Result percentage is based on the Final Business Units Achievement (weighted at 80%) and the Customer Advocacy Achievement (weighted at 20%).

Step 1A: Determine Preliminary Business Units Payout Percentages. The Preliminary Business Units Achievement is comprised of ARR and NBB achievement and the resulting payout percentages.

ARR Payout Percentage. The payout percentage for the Company’s Digital Media annualized recurring revenue (“ARR”) is based upon the Company’s percentage of achievement with respect to the ARR objective for the Performance Period as set forth in the Operating Plan based upon the matrix attached as Exhibit A.

NBB Payout Percentage. The payout percentage for the Company’s Digital Marketing new business bookings (“NBB”) is based upon the Company’s percentage of achievement with respect to the NBB objective for the Performance Period as set forth in the Operating Plan based upon the matrix attached as Exhibit B.

Step 1B: Calculate Preliminary Business Units Achievement. The Preliminary Business Units Achievement is calculated using the weighted average of the ARR and NBB Payout Percentages, as follows:

Preliminary Business Units Achievement =
(ARR Payout Percentage * 50%) + (NBB Payout Percentage * 50%)

Step 1C: Calculate Final Business Units Achievement. The Committee, in its sole discretion, may add or subtract up to 20% to the Preliminary Business Units Achievement percentage based on the Committee’s assessment of the Company’s qualitative performance for the Performance Period; provided, however, that the maximum payout percentage with respect to the Final Business Units Achievement may not exceed 200%. This discretionary adjustment to the Preliminary Business Units Achievement percentage results in the “Final Business Units Achievement” percentage.

Step 1D: Calculate Customer Advocacy Achievement. The “Customer Advocacy Achievement” is determined by the Committee, in its sole discretion, based on the Company’s improvement of the end-to-end customer experience by achievement of the customer advocacy objectives. If the Final Business Units Achievement is at or below 100%, then the maximum percentage of the Customer Advocacy Achievement permitted will be 100%. If the Final Business Units Achievement is above 100%, then the maximum percentage of the Customer Advocacy Achievement permitted will be equal to the Final Business Units Achievement, up to a maximum of 200%.

Corporate Result =
(Final Business Units Achievement * 80%) + (Customer Advocacy Achievement * 20%)

Step 2: Calculate Individual Goals Achievement

At the outset of the Performance Period, the Committee, in consultation with the CEO (other than with respect to his own goal), selects the Individual Goals for each Participant. Following the Performance Period, the Committee, in consultation with the CEO (other than with respect to his own performance) assesses each Participant’s achievement of the Individual Goals (expressed as a percentage).

Achievement of the Individual Goals may range from 0% to 200%. If the Final Business Units Achievement is at or below 100%, then the maximum percentage of the Individual Goals Achievement permitted will be 100%. If the Final Business Units Achievement is above 100%, then the maximum percentage of the Individual Goals Achievement permitted will be equal to the Final Business Units Achievement, up to a maximum percentage of 200%.
Step 3: Calculate Actual Award
Each Participant’s Actual Award is determined using the following formula based on the achievement determinations described in the above steps.
Actual Award =
((Corporate Result * 75%) + (Individual Goals Achievement * 25%)) x Target Award

GENERAL

Administration
Actual Awards earned are paid on an annual basis approximately 45-60 days after fiscal year end, but in no event after the later of (i) March 15th of the year following the calendar year in which the Actual Award is earned, or (ii) the 15th day of the third month following the fiscal year of the Company in which the Actual Award is earned, and in all cases in compliance with the short term deferral exception from Section 409A of the Internal Revenue Code of 1986, as amended. The Company reserves the right to interpret and to make changes to or withdraw the AIP at any time, subject to applicable legal requirements. All terms and conditions of the AIP are subject to compliance with applicable law. Pursuant to Section 8(a) of the Master Bonus Plan, notwithstanding any contrary provision of the Master Bonus Plan or this AIP, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable in accordance with the provisions set forth above.
Recoupment
Any amounts paid under the AIP will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

Exhibit A
FY13 Annual Incentive Plan
Digital Media
Annualized Recurring Revenue Payout Percentage

Plan Achievement	Payout	Plan Achievement	Payout
62%	0%	91%	76%
63%	1%	92%	79%
64%	4%	93%	81%
65%	7%	94%	84%
66%	9%	95%	87%
67%	12%	96%	89%
68%	15%	97%	92%
69%	17%	98%	95%
70%	20%	99%	97%
71%	23%	100%	100%
72%	25%	101%	105%
73%	28%	102%	111%
74%	31%	103%	116%
75%	33%	104%	121%
76%	36%	105%	127%
77%	39%	106%	132%
78%	41%	107%	137%
79%	44%	108%	143%
80%	47%	109%	148%
81%	49%	110%	153%
82%	52%	111%	159%
83%	55%	112%	164%
84%	57%	113%	169%
85%	60%	114%	175%
86%	63%	115%	180%
87%	65%	116%	185%
88%	68%	117%	191%
89%	71%	118%	196%
90%	73%	119%	200%
Note: Linear interpolation will be used to determine the payout percentage for plan achievement between the percentage amounts shown.

Exhibit B

Digital Marketing

New Business Bookings Payout Percentage

Plan Achievement	Payout	Plan Achievement	Payout

72%	0%	101%	104%
73%	1%	102%	107%
74%	5%	103%	111%
75%	9%	104%	115%
76%	12%	105%	118%
77%	16%	106%	122%
78%	20%	107%	126%
79%	23%	108%	129%
80%	27%	109%	133%
81%	31%	110%	137%
82%	34%	111%	140%
83%	38%	112%	144%
84%	42%	113%	147%
85%	45%	114%	151%
86%	49%	115%	155%
87%	53%	116%	158%
88%	56%	117%	162%
89%	60%	118%	166%
90%	63%	119%	169%
91%	67%	120%	173%
92%	71%	121%	177%
93%	74%	122%	180%
94%	78%	123%	184%
95%	82%	124%	188%
96%	85%	125%	191%
97%	89%	126%	195%
98%	93%	127%	199%
99%	96%	128%	200%
100%	100%
Note: Linear interpolation will be used to determine the payout percentage for plan achievement between the percentage amounts shown.